Exhibit 99.1

May 8, 2023

Dear Shareholder,

We are pleased to announce that Duke Energy has appointed Broadridge Corporate Issuer Solutions, LLC. (Broadridge) as the transfer agent and registrar for Duke Energy’s common stock, effective May 8, 2023. As the manager of Duke Energy’s shareholder records, you can expect Broadridge to provide the same level of services for your Duke Energy stock that Duke Energy Shareholder Services has previously provided.

What’s not changing:

•You will continue to own stock in Duke Energy.

•You will continue to receive account statements for your shares of Duke Energy common stock.

•Your account number has not changed.

•No changes will be made to your account, including your dividend payment and reinvestment elections, unless requested by you.

•Shareholder Services Representatives will continue to be available by telephone, 8:00 am - 5:00 pm ET.

What’s changing:

•Broadridge is Transfer Agent and Plan Administrator: Broadridge will perform transfer agent services, on behalf of Duke Energy and become plan administrator for the InvestorDirect Choice Plan, Duke Energy’s dividend reinvestment & direct stock purchase plan through which shareholders can buy and sell shares of Duke Energy common stock.

•More options for Dividend Reinvestment & Direct Stock Purchase Plan: You will have more options selling your shares by requesting market and limit orders either online or by telephone, giving you more control over the price you receive for your shares.

•More online account capabilities: You may request any type of stock sale online and have the proceeds directly deposited into your bank account. You may continue to request one-time stock purchases through a debit to your bank account and change any recurring debits you currently have. You may sign up for e-delivery of your statements and tax documents, request replacements for any misplaced or stale-dated checks and vote your shares directly through your online account.

If you would like to access your information online, you will need your account number printed above. You can find detailed instructions regarding online account set-up on the back of this letter.

Your account is important to us. If you have any questions related to your shares you can reach out to your Duke Energy team at Broadridge via any of the below contact methods:

Email: shareholder@broadridge.com

Phone: 1-800-488-3853 or 754-238-3853

Regular Mail:

Duke Energy Shareholder Services

c/o Broadridge Corporate Issuer Solutions

P.O. Box 1342

Brentwood, NY 11717-0718

Overnight Mail:

Duke Energy Shareholder Services

c/o Broadridge Corporate Issuer Solutions

Attn: IWS

1155 Long Island Avenue

Edgewood, NY 11717-8309

Creating your online account:

By accessing your account online, you can view your account balance, manage your preferences, and perform transactions on your account. To access your account online, follow the instructions listed below.

1. Go to www.duke-energy.com/investors

2. Click SHAREHOLDER SIGN IN, located below the stock price.

3. Click “Create Profile” under “First Time Users”

4. You would fill out ALL fields and then click Request PIN to complete the request

5. Once the information has been authenticated a PIN will be mailed to the address on record. PIN delivery may take up to ten business days due to processing and delivery via USPS first class mail.

6. Once you receive the PIN in the mail, follow the instructions listed on the letter to access your account online.

7. If you do not receive a PIN within 10 business days, contact us at 1-800-488-3853 or 754-238-3853.

Should you have questions or need any assistance, please call 1-800-488-3853 or 754-238-3853. Shareholder representatives are available from 8:00am until 5:00pm, ET, Monday through Friday.

Sincerely,

Duke Energy Shareholder Services

Common Questions about the Change

I have dividend checks that I have not yet cashed. May I still cash them?

You must cash any checks issued by Duke Energy that are still valid by June 5, 2023. After June 5, 2023, you must contact Broadridge for replacement checks.

Will I continue to receive my dividend payment or reinvestment just as I have previously?

Yes. Any dividend payment instructions and dividend reinvestment elections will continue.

I have recently submitted a request to transfer shares of stock. Will I need to resubmit my request?

Any requests to transfer received within a reasonable time of the change will be honored, if in good standing. You will be contacted by Broadridge if any additional information is needed.

May I continue to buy Duke Energy stock through the InvestorDirect Choice Plan

Yes, you may continue to buy shares of Duke Energy common stock through the InvestorDirect Choice Plan. Checks should be made payable to Broadridge and mailed to Broadridge Shareholder Services, c/o Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, NY 11717. You may also purchase shares by logging into your account.

How do I obtain a replacement 1099-DIV or 1099-B?

Please contact the Duke Energy team at Broadridge at 800-488-3853 or 754-238-3853 and they will assist in getting you a duplicate copy of your 1099.

When will I start being charged fees?

The fee structure will be implemented on July 1, 2023, details of which can be found in the Amendment to the Prospectus that was filed on May 8, 2023.

How do I access my account online?

Shareholders who have accessed their account online within the last six months were sent an email containing a unique PIN and login instructions. This email was sent to the email address associated with their online account. If the shareholder did not receive an email or needs to establish their online account will need to request a unique PIN. This PIN may be requested by navigating to duke-energy.com/investors.

•	Select “SHAREHOLDER SIGN IN”

•	Click “Create Profile” under “First Time Users